THIS CUSTODY AGREEMENT ("Agreement") is made and entered into as of December 15, 1992, by and between The Money Market Portfolios, a Delaware business trust (the "Trust"), and Morgan Guaranty Trust Company of New York (the "Custodian").

                                    RECITALS

            A. The Trust is an open-end management investment company consisting of two separate and distinct series registered under the Investment Company Act that invests and reinvests, on behalf of its various series, in Securities.

            B. The Custodian is, and has represented to the Trust that the Custodian is, a "bank" as that term is defined in Section 2(a)(5) of the Investment Company Act and is eligible to receive and maintain custody of investment company assets pursuant to Section 17(f) and Rule 17f-2 thereunder.

            C. The Trust and the Custodian desire to provide for the retention of the Custodian as the custodian under separate accounts for each of the following: (1) the assets of the series of the Trust representing interests in the Money Market Portfolio; (2) the assets of the series of the Trust representing interests in the U.S. Government Securities Money Market Portfolio; and (3) the assets of one or more additional series of the Trust which may be added to the Trust at some future date and which assets may be delivered to Morgan pursuant to a written amendment to this Agreement which specifically identifies each such additional series (each series is referred to in the singular as a "Fund" and collectively as the "Funds").

            D. The Trust and the Custodian agree that each Fund shall be viewed as a separate and distinct entity under this Agreement and that the Custodian will (1) separately account for the assets of each Fund and (2) hold and physically segregate the assets of each Fund from the assets of the other Funds.

                                   AGREEMENT

            NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.   DEFINITIONS

            For purposes of this Agreement, the following terms shall have the respective meanings specified below:

            "Agreement" shall mean this Custody Agreement.

            "Authorized Instructions" has the meaning set forth in Section 6.

            "Authorized Persons" means such officers or such agents of the Trust as have been designated by a resolution of the Board of trustees or of the Executive Committee, a certified copy of which has been provided to the Custodian, to act on behalf of the Trust under this Agreement. Each of such persons shall continue to be an Authorized Person until such time as the Custodian receives Proper Instructions that any such officer or agent is no longer an Authorized Person.

            "Board of Trustees" shall mean the Board of Trustees of the Trust.

            "Business Day" with respect to any Security means any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or required by law to be closed in The City of New York.

          "Cash" has the meaning set forth in Section 5

          "Cash Account has the meaning set forth in Section 5

          "Custodian" shall mean Morgan Guaranty Trust Company of New York.

          "Executive Committee" shall mean the executive committee of the Board of Trustees.

          "Fund" shall mean each of the following:

                  (a) the series of the Trust representing interests in the Money Market Portfolio (the "Money Market Fund"); or

                  (b) the series of the Trust representing interests in the U.S. Government Securities Money Market Portfolio (the "U.S. Government Funds"); or

          "Funds" shall mean, collectively, each Fund.

          "Investment Company Act" shall mean the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 et seq.).

          "Morgan Affiliate" means any office, branch or affiliate of Morgan Guaranty Trust Company of New York or its successors

            "Securities" means any shares, stocks, bonds, notes, debentures or other securities held (either physically or by book-entry) from time to time for the account of each Fund by the Custodian pursuant to this Agreement

          "Securities System" shall have the meaning provided in Paragraph 4(a) hereof

          "Securities System Account" shall have the meaning provided in Subparagraph 4(g)(i) hereof.

          "Securities Depository" means any securities depository or clearing system set forth on Appendix A

          "Shares" shall mean shares of beneficial interest of the Funds.

          "Subcustodian" shall have the meaning provided in subparagraph 3(c).

          "Transfer Agent" shall mean the duly appointed and acting transfer agent for the Trust.

            "Trust" shall mean The Money Market Portfolios, an investment company registered under the Investment Company Act and organized as a Delaware business trust.

            "Writing" shall mean a communication in writing, a communication by telex, facsimile transmission, bankwire or other teleprocess or electronic instruction system acceptable to the Custodian.

2.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE TRUST.

      The Trust represents and warrants that the execution, delivery and performance by the Trust of the Agreement are within the Trust's corporate trust or other constitutive powers, have been duly authorized by all necessary corporate, trust or appropriate action under its constitutive documents, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the organic documents of the Trust or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Trust. The Trust shall safeguard, and shall be solely responsible for the safekeeping of, any testkeys, identification codes of other security devices with which the Custodian provides it. If applicable, the Trust shall execute a license agreement governing its use of any electronic instruction system proprietary to the Custodian or any Morgan Affiliate.

3.   APPOINTMENT OF CUSTODIAN; DELIVERY OF ASSETS

      (a) Appointment of Custodian. The Trust hereby appoints and designates the Custodian as the custodian of the assets of each Fund consisting of Cash and Securities. The Custodian hereby accepts such appointment and designation and agrees that it shall separately hold and account for the assets each Fund that are delivered to it hereunder and in the manner provided for herein. The Custodian hereby further agrees that it will separately hold and account for the assets of each Fund as if each Fund were a separate and distinct legal entity contracting for the Custodian's services under this Agreement.

      (b) Delivery of Assets. The Trust agrees to deliver to the Custodian Securities and Cash owned by the Funds, payments of income, principal or capital distributions received from time to time by the Trust with respect to Securities owned by the Funds, and the consideration received by it for such Shares or other securities of the Funds as may be issued and sold from time to time. The Custodian shall have no responsibility whatsoever for any property or assets of the Funds held or received by the Funds and not delivered to the Custodian pursuant to and in accordance with the terms hereof. All Securities accepted by the Custodian on behalf of the Funds under the terms of this Agreement shall be in "street name" or other good delivery form as determined by the Custodian.

      (c) Appointment of Subcustodians. The Custodian may, upon receipt of Authorized Instructions, appoint another bank or trust company, which is itself qualified under the Investment Company Act to act as a custodian (a "Subcustodian"), as the agent of the Custodian to carry out such of the duties of the Custodian hereunder as the custodian may from time to time direct; provided, however, that the appointment of any Subcustodian shall not relieve the Custodian of its responsibilities or liabilities hereunder.

      (d) No Duty to Manage. The Custodian or a Subcustodian shall not have any duty or responsibility to manage or recommend investments of the assets of the Funds held by them or to initiate any purchase, sale or other investment transaction in the absence of Authorized Instructions or except as otherwise specifically provided herein.

4.   TERMS OF CUSTODY

    (a) Holding Securities. The Custodian shall hold and physically segregate from any property owned by the Custodian, for the separate accounts of each Fund, all non-cash property delivered by the Trust to the Custodian hereunder other than Securities which, pursuant to Subparagraph 4(h) hereof, are held through a clearing agency registered under Section 17A of the Securities Exchange Act of 1934 which acts as a securities depository or the Federal Reserve's book-entry securities system (referred to herein, individually, as a "Securities System"), or held by a Subcustodian.

      (b) Delivery of Securities. Except as otherwise provided in Subparagraph 4(e) hereof, the Custodian, upon receipt of Authorized Instructions, shall release and deliver Securities owned by the Funds and held by the Custodian in the following cases or as otherwise directed in Authorized Instructions:

                  (i) except as otherwise provided herein, upon sale of such
            Securities for the account of a Fund and receipt by the Custodian or a Subcustodian of payment therefor;

                  (ii) upon the receipt of payment by the Custodian or a
            Subcustodian in connection with any repurchase agreement related to such Securities entered into by a Fund;

                  (iii) in the case of a sale effected through a Securities
            System, in accordance with the provisions of Subparagraph 4(h) hereof;

                  (iv) to a tender agent or other authorized agent in connection with (A) a tender or other similar offer for Securities owned by a Fund, or (B) a tender offer or repurchase by a Fund of its own Shares;

                  (v) to the issuer thereof or its agent when such Securities are called, redeemed, retired or otherwise become payable; provided, that in any such case, the cash or other consideration is to be delivered to the Custodian or a Subcustodian;

                  (vi) to the issuer thereof, or its agent, for transfer into the name or nominee name of the Trust, (properly notated to include the name of Fund that owns the Securities), the name or nominee name of the Custodian, the name or nominee name of any Subcustodian or Securities System; or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units; provided that, in any such case, the new Securities are to be delivered to the Custodian or a Subcustodian;

                  (vii) to the broker selling the same for examination in accordance with the "street delivery" custom;

                  (viii) for exchange or conversion pursuant to any plan of
            merger, consolidation, recapitalization, or reorganization of the issuer of such Securities, or pursuant to a conversion of such Securities; provided that, in any such case, the new Securities and cash, if any, are to be delivered to the Custodian or a Subcustodian;

                  (ix) in the case of warrants, rights or similar securities, the surrender thereof in connection with the exercise of such warrants, rights or similar Securities or the surrender of interim receipts or temporary Securities for definitive Securities; provided that, in any such case, the new Securities and cash, if any, are to be delivered to the Custodian or a Subcustodian;

                  (x) for delivery in connection with any loans of Securities made by the Funds, but only against receipt by the Custodian or a Subcustodian of collateral as determined by the Funds (and identified in Authorized Instructions communicated to the Custodian), which may be in the form of cash or obligations issued by the United States government, its agencies or instrumentalities, except that in connection with any loans for which collateral is to be credited to the account of the Custodian or a Subcustodian in the Federal Reserve's book-entry securities system, the Custodian will not be held liable or responsible for the delivery of Securities owned by the Funds prior to the receipt of such collateral;

                  (xi) for delivery as security in connection with any
            borrowings by the Funds requiring a pledge of assets by the Funds, but only against receipt by the Custodian or a Subcustodian of amounts borrowed;

                  (xii) for delivery in accordance with the provisions of any agreement among the Trust, the Custodian or a Subcustodian and a broker-dealer relating to compliance with the rules of registered clearing corporations and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Funds;

                  (xiii) for delivery in accordance with the provisions of any agreement among the Trust, the Custodian or a Subcustodian and a futures commission merchant, relating to compliance with the rules of the Commodity Futures Trading Commission and/or any contract market, or any similar organization or organizations, regarding account deposits in connection with transactions by the Funds;

                  (xiv) upon the receipt of instructions from the Transfer Agent for delivery to the Transfer Agent or to the holders of Shares in connection with distributions in kind in satisfaction of requests by holders of Shares for repurchase or redemption; and

                  (xv) for any other purpose consistent with market practices, upon receipt of Authorized Instructions specifying the securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purpose to be a proper purpose, and naming the person or persons to whom delivery of such securities shall be made.

      (c) Registration of Securities. Securities held by the Custodian or a Subcustodian (other than bearer Securities) shall be registered in the name or nominee name of the Trust (properly notated to include the name of the Fund that owns the Securities), in the name or nominee name of the Custodian or in the name or nominee name of any Subcustodian or Foreign Custodian. The Trust agrees to hold the Custodian, any such nominee or Subcustodian harmless from any liability as a holder of record of such Securities.

      (d)   Omitted

      (e) Collection of Income; Trade settlement; Crediting of Accounts. The Custodian shall collect income payable with respect to Securities owned by the Funds, settle Securities trades for the account of each Fund and credit and debit each Fund's account with the Custodian in connection therewith as follows:

                  (i) Upon receipt of Authorized Instructions, the Custodian shall effect the purchase of a Security by charging the account of the appropriate Fund on the settlement date. The Custodian shall have no liability of any kind to any person, including the Trust, if the Custodian effects payment on behalf of the appropriate Fund as provided for herein or in Authorized Instructions, and the seller or selling broker fails to deliver the Securities purchased.

                  (ii) Upon receipt of Authorized Instructions, the Custodian shall effect the sale of a Security by delivering a certificate or other indicia of ownership, and shall credit the account of the appropriate Fund with the proceeds of such sale on the settlement date. The Custodian shall have no liability of any kind to any person, including the Trust, if the Custodian delivers such a certificate(s) or other indicia of ownership as provided for herein or in Authorized Instructions, and the purchaser or purchasing broker fails to effect payment to the appropriate Fund within a reasonable time period, as determined by the Custodian in its sole discretion. In such event, the Custodian shall be entitled to reimbursement, with interest, of the amount so credited to the account of the appropriate Fund in connection with such sale.

                  (iii) The Trust is responsible for ensuring that the Custodian receives timely and accurate Authorized Instructions to enable the Custodian to effect settlement of any purchase or sale. If the Custodian does not receive such instructions within the required time period, the Custodian shall have no liability of any kind to any person, including the Trust, for failing to effect settlement on the settlement date. However, the Custodian shall use its best reasonable efforts to effect settlement as soon as possible after receipt of Authorized Instructions.

                  (iv) The Custodian shall credit the account of the appropriate
            Fund with interest income payable on interest bearing Securities on payable date. Interest income on cash balances will be credited monthly to the account of the appropriate Fund as follows: (1) on the first Business Day (on which the Custodian is open for business) following the end of each month; or (2) in the case of a Nassau sweep, on the seventh Business Day following the end of the each month; or (3) in the case of a sweep to a repurchase contract, on a next business day basis; or (4) in the case of a GNMA II, on a payable date plus one basis. Dividends and other amounts payable with respect to Securities shall be credited to the account of the appropriate Fund on the dividend payable date. The Custodian shall not be required to commence suit or collection proceedings or resort to any extraordinary means to collect such income and other amounts payable with respect to Securities owned by the Funds. The collection of income due each Fund on Securities loaned pursuant to the provisions of Subparagraph 4(b)(x) shall be the responsibility of the Funds. The Custodian will have no duty or responsibility in connection therewith, other than to provide each Fund with such information or data as may be necessary to assist each Fund in arranging for the timely delivery to the Custodian of the income to which each Fund is entitled. The Custodian shall have no liability to any person, including the Trust, if the Custodian credits the account of a Fund with such income or other amounts payable with respect to Securities owned by the Fund (other than Securities loaned by the Fund pursuant to Subparagraph 4(b)(x) hereof) and the Custodian subsequently is unable to collect such income or other amounts from the payors thereof within a reasonable time period, as determined by the Custodian in its sole discretion. In such event, the Custodian shall be entitled to reimbursement, with interest, of the amount so credited to the account of the appropriate Fund.

      (f) Payment of Funds Monies. Upon receipt of Authorized Instructions the Custodian shall pay out monies of the appropriate Fund in the following cases or as otherwise directed in Authorized Instructions:

                  (i) upon the purchase of Securities, futures contracts or
            options on futures contracts for the account of a Fund but only, except as otherwise provided herein, (A) against the delivery of such securities, or evidence of title to futures contracts or options on futures contracts, to the Custodian or a Subcustodian registered pursuant to Subparagraph 4(c) hereof or in proper form for transfer; (B) in the case of a purchase effected through a Securities System, in accordance with the conditions set forth in Subparagraph 4(g) hereof; or (C) in the case of repurchase agreements entered into between a Fund and the Custodian, another bank or a broker-dealer (1) against delivery of the Securities either in certificated form to the Custodian or a Subcustodian or through an entry crediting the Custodian's account at the appropriate Federal Reserve Bank with such Securities or (2) against delivery of the confirmation evidencing purchase by the Fund of Securities owned by the Custodian or such broker-dealer or other bank along with written evidence of the agreement by the Custodian or such broker-dealer or other bank to repurchase such Securities from the Fund;

                  (ii) in connection with conversion, exchange or surrender of
            Securities owned by a Fund as set forth in Subparagraph 4(b) hereof;

                  (iii) for the redemption or repurchase of Shares issued by the
            Funds;

                  (iv) for the payment of any expense or liability incurred by a
            Fund, including but not limited to the following payments for the account of a Fund: custodian fees, interest, taxes, management, accounting, transfer agent and legal fees and operating expenses of each Fund whether or not such expenses are to be in whole or part capitalized or treated as deferred expenses; and

                  (v) for the payment of any dividends or distributions declared by the Board of Trustees with respect to the Shares of a Fund.

      (g) Deposit of securities in Securities systems. The Custodian may deposit and/or maintain Securities owned by the Funds in a Securities System in accordance with applicable Federal Reserve Board and Securities and Exchange Commission rules and regulations, if any, and subject to the following provisions:

                  (i) the Custodian may hold Securities of the Funds in the
            Depository Trust Company or the Federal Reserve's book entry system or, upon receipt of Authorized Instructions, in another Securities System provided that such securities are held in an account of the Custodian in the Securities System ("Securities System Account") which shall not include any assets of the Custodian other than assets held as a fiduciary, custodian or otherwise for customers;

                  (ii) the records of the Custodian with respect to Securities of the Funds which are maintained in a Securities System shall identify by book-entry those Securities belonging to each separate Fund;

                  (iii) subject to the appropriate rules of the Securities
            System, the Custodian shall pay for Securities purchased for the account of a Fund upon (A) receipt of advice from the Securities System that such securities have been transferred to the Securities System Account, and (B) the making of an entry on the records of the Custodian to reflect such payment and transfer for the account of the appropriate Fund. Subject to the appropriate rules of the Securities Systems, the Custodian shall transfer Securities sold for the account of a Fund upon (1) receipt of advice from the Securities System that payment for such securities has been transferred to the Securities System Account, and (2) the making of an entry on the records of the Custodian to reflect such transfer and payment for the account of the appropriate Fund. Copies of all advices from the Securities System of transfers of Securities for the accounts of each Fund shall be maintained separately for each of the Funds by the Custodian and be provided to the appropriate Fund at its request. Upon request, the Custodian shall furnish each Fund confirmation of each transfer to or from the account of the Fund in the form of a written advice or notice; and

                  (iv) upon request, the Custodian shall provide each Fund with any report obtained by the Custodian on the Securities System's accounting system, internal accounting control and procedures for safeguarding domestic securities deposited in the Securities System.

      (h) Segregated Account. The Custodian shall, upon receipt of Authorized Instructions, establish and maintain segregated accounts for and on behalf of each Fund into which accounts may be transferred the Fund's Cash and/or Securities, including Securities maintained in accounts by the Custodian pursuant to Section 4(g) hereof, (A) subject to a proper and acceptable agreement among the Trust, the Custodian and a broker-dealer or futures commission merchant, relating to compliance with the rules of registered clearing corporations and of any national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Funds, (B) for purposes of segregating cash or securities in connection with options purchased, sold or written by a Fund or commodity futures contracts or options thereon purchased or sold by a Fund and
(C) for other proper corporate purposes, but only, in the case of this clause
(C), upon receipt of, in addition to Authorized Instructions, a certified copy of a resolution of the Board of Trustees or of the Executive Committee certified by the Secretary or an Assistant Secretary, setting forth the purpose or purposes of such segregated account and declaring such purposes to be proper corporate purposes.

      (i) Ownership Certificates for Tax purposes. The Custodian shall execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with receipt of income or other payments with respect to domestic securities of each Fund held by it and in connection with transfers of such securities.

      (j) Proxies. The Custodian shall, with respect to the Securities held hereunder, promptly deliver to the Trust all proxies, all proxy soliciting materials and all notices relating to such Securities. If the Securities are registered otherwise than in the name of the Trust or a nominee of the Trust, the Custodian shall use its best reasonable efforts, consistent with applicable law, to cause all proxies to be promptly executed by the registered holder of such Securities in accordance with Authorized Instructions.

      (k) Communications Relating to Fund Portfolio securities, The Custodian shall transmit promptly to the Trust all written information (including, without limitation, pendency of calls and maturities of Securities and expirations of rights in connection therewith and notices of exercise of put and call options written by the Funds and the maturity of futures contracts purchased or sold by the Funds) received by the Custodian from issuers of Securities being held for the Funds. With respect to tender or exchange offers, the Custodian shall transmit promptly to the Trust all written information received by the Custodian from issuers of the Securities whose tender or exchange is sought and from the party (or its agents) making the tender or exchange offer. If the Trust, on behalf of any Fund, desires to take action with respect to any tender offer, exchange offer or any other similar transaction, the Trust shall notify the Custodian at least three Business Days prior to the date of which the Custodian is to take such action.

      (l) Fungibility. Except as provide in Sections 4(a) and 4(h), the Securities may be commingled with other securities no matter by whom owned and may be held as part of a fungible mass. The Trust shall have no right to any specific certificates but will instead be entitled, subject to applicable laws and regulations and to the terms of this Agreement, to transfer deliver or repossess from the Custodian an amount of Securities of any issue that is equivalent to the amount of such Securities credited to its Securities Account.

      (m) Liens of Securities Depositories. The Custodian will authorize or permit the holding of Securities by a Securities Depository only as long as (i) the Securities are not subject to any right, charge, security, interest, lien or claim of any kind in favor of such Securities Depository or its creditors, including a receiver or trustee in bankruptcy, except for a claim of payment for the safe custody or administration of the Securities and (ii) beneficial ownership of the Securities is freely transferable without the payment of money or value other than for safe custody or administration.

5.   CASH ACCOUNT.

      The Trust hereby establishes with the Custodian separate demand deposit accounts (each a "Cash Account") for each Fund to be used in connection with transactions relating to the Funds' Securities. Monies deposited by the Custodian to each Cash Account shall be withdrawable by the Custodian acting pursuant to the terms of this Agreement. The collected balance from time to time in a Fund's Cash Account shall constitute "Cash". Any credit made to a Fund's Cash Account shall be provisional and may be reversed if such payment is not actually collected.

6.    INSTRUCTIONS BY THE TRUST.

      (a) Generally. As used in this Agreement, the term "Authorized Instructions" means instructions of the Trust received by the Custodian via telephone or in Writing which the Custodian believes in good faith to have been given by Authorized Persons or which are transmitted with proper testing or authentication pursuant to terms and conditions which the Custodian may specify. Any Authorized Instructions delivered to the Custodian by telephone shall promptly thereafter be confirmed in Writing by an Authorized Person, but the Trust will hold the Custodian harmless for its failure to send such confirmation in writing, the failure of such confirmation to conform to the telephone instructions received or the Custodian's failure to produce such confirmation at any subsequent time. Unless otherwise expressly provided, all Authorized Instructions shall continue in full force and effect until cancelled or superseded. If the Custodian requires test arrangements, authentication methods or other security devices to be used with respect to Authorized Instructions, any Authorized Instructions given by the Trust thereafter shall be given and processed in accordance with such terms and conditions for the use of such arrangements, methods or devices as the Custodian may put into effect and modify from time to time. The Trust shall safeguard any testkeys, identification codes or other security devices which the Custodian shall make available to it. The Custodian may electronically record any Authorized Instructions given by telephone, and any other telephone discussions, with respect to its activities hereunder.

      (b) Limitations. The Custodian will not be required to follow any instruction that would violate any applicable law, decree, regulation or order of any government or governmental body (including any court or tribunal) or that would be contrary to any provision of this Agreement. Notwithstanding anything in Section 4 to contrary with respect to the delivery of Securities by the Custodian, the Custodian will transfer, exchange, or deliver Securities only to the extent that sufficient Securities are actually in the Securities System Accounts and available for delivery.

7.   ACTIONS PERMITTED WITHOUT EXPRESS AUTHORITY.

      Except as otherwise provided in this Agreement, the Custodian may in its discretion, without express authority from the Trust and until the Custodian receives Authorized Instructions to the contrary:

            (a) make payments to itself or others for minor expenses of handling Securities or other similar items relating to its duties under this Agreement, provided that all such payments shall be accounted for to the Trust and made from the assets of the appropriate Fund on whose behalf the expenses were incurred;

            (b) endorse for collection, in the name of the appropriate Fund, checks, drafts and other negotiable instruments; and


            (c) in general, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the Securities and property of each Fund except as otherwise provided in Proper Instructions.

            (d) promptly after receipt thereof, forward to the Trust those communications relating to any Securities which call for voting or the exercise of rights or other specific action (including materials relating to legal proceedings intended to be transmitted to holders of such Securities);

            (e) to the extent permitted by applicable law and practice, require the Custodian's nominees to execute and deliver to the Trust proxies relating to Securities registered in the name of such nominees but without indicating the manner in which such proxies are to be voted and to deliver proxies relating to bearer Securities in accordance with Authorized Instructions and applicable law and practice;

            (f) present for payment maturing Securities and those called for redemption;

            (g) execute in the name of the Trust such ownership and other certificates as may be required to obtain payment or exercise any rights in respect of any Securities;

            (h) accept and open all mail directed to the Trust in care of the Custodian;

            (i) disclose the Trust's name, address and Securities position (A) to the issuers of Securities when requested to do so by them or (B) as required by law or the rules of any stock exchange or regulatory or self-regulatory organization; and

            (j) dispose of fractional interests received by the Custodian or a Subcustodian as a result of stock dividends by selling any fractional interest received.

With respect to any corporate actions not listed above, nor otherwise addressed in this Agreement, the Custodian shall (in the absence of Authorized Instructions from the Trust within an prescribed deadline) take such action as it considers appropriate in the circumstances; provided that the Custodian shall not be liable for the consequences of any such action. If the Custodian holds Securities as part of a fungible mass with securities of its other clients as permitted in subparagraph 4(1), the Custodian will select the securities to participate in partial redemptions, partial payments or other actions affecting less than all securities of the relevant class in such non-discriminatory manner as it customarily uses to make such selection. If any Securities held by a Securities Depository become subject to such a partial redemption, partial payment or other action, the Trust agrees that any manner used by such Securities Depository to select the securities to participate in such partial redemption, partial payment or other action will be acceptable.

8.    REPORTING/RECORDS.

      (a) Generally. The Custodian shall cooperate with and supply necessary information in its possession (to the extent permissible under applicable law) to the entity or entities appointed by the Board of Trustees to keep the books of account of each Fund and/or compute the net asset value per Share of the outstanding Shares of each Fund.

      (b) Statements. The Custodian shall mail or cause to be mailed to each Fund monthly statements of the Fund's Securities System Account and Cash Account. Such statements shall list all of the Fund's Securities and specify the amount of Cash held on deposit. The Trust agrees that each such statement shall be binding on the Trust and each Fund ninety (90) days after it has been mailed by first class airmail, postage prepaid, to the Fund, unless the Trust has theretofore notified the Custodian in Writing of any inaccuracy in such statement.

      (c) Records. The Custodian shall create and maintain records relating to its activities with respect to each separate Fund under this Agreement as such records are required with respect to each Fund's activities under Section 31 of the Investment Company Act and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the Trust and shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Trust and employees and agents of the Securities and Exchange Commission. The Custodian shall, at the Trust's request, supply the Trust with a tabulation of Securities owned by each Fund and held by the Custodian and shall, when requested to do so by the Trust and for such compensation as shall be agreed upon between the Trust and the Custodian, include certificate numbers in such tabulations.

9.    RESPONSIBILITIES.

      (a) Custodian. The Custodian will use reasonable care in the performance of its duties, exercise the same degree of care with respect to the Securities as it would with respect to its own securities and property and indemnify the Trust and hold the Trust harmless from any loss or liability (including, without limitation, the reasonable fees and disbursements of counsel and other legal advisers) incurred by the Trust by reason of the negligence (whether through action or inaction) or willful misconduct of the Custodian. The Custodian's responsibility with respect to any Securities held by any Securities Depository is limited to the failure on the part of the Custodian to exercise reasonable care in the selection or retention of such Securities Depository and the custodian will hold the Trust harmless from and indemnify it against any loss that occurs as a result of the failure of the Custodian to exercise such reasonable care; it being understood that Securities Depositories included on Appendix A or otherwise approved or selected by the Trust shall not be considered to have been selected by the Custodian.

      (b) Insurance. The Custodian will maintain insurance coverage with respect to the Securities covering such risks and in such amounts as the Custodian maintains with respect to securities which the Custodian holds for its own account and for the account of other customers.

10.   LIMITATIONS ON RESPONSIBILITIES.

      (a) Generally. The Custodian shall be responsible for the performance of only those duties as are set forth herein or contained in Authorized Instructions that are not contrary to the provisions of this Agreement. In the absence of a failure to exercise the standard of care required by Section 9 hereof, the Custodian shall not be liable to the Trust of any other person with respect to any action taken or omitted to be taken by it in connection with furnishing the services contemplated hereby. Under no circumstances will the Custodian be liable to the Trust or any other person for consequential damages. Without limiting the foregoing:

      (i) all collections of funds or other property paid or distributed with respect to any Securities shall be made at the risk of the Trust;

      (ii) the Custodian shall not be liable for any loss occasioned by the failure of the Custodian to notify the Trust of any payment of dividends or interest or any redemption, rights offering or other distribution made with respect to any Security or any corporate action taken or to be taken with respect to any Security if the Custodian has not received notice of such transaction directly from the issuer of such Security and if such distribution or action was not included in the reports of a recognized investment data service selected by the Custodian; and

      (iii) the Custodian shall not be liable for any action taken in good faith upon Authorized Instructions.

   (b) Payment and Delivery Instructions. In some securities markets, securities deliveries and payments therefor may not be or are not customarily made simultaneously. Accordingly, the Trust agrees that, notwithstanding the Trust's instruction to deliver Securities against payment or to pay for Securities against delivery under Section 6, the Custodian or a Securities Depository may make or accept payment of or delivery of Securities in such form and manner as may be satisfactory to it and at such time and in such manner as shall be in accordance with the customs prevailing in the relevant securities market or among securities dealers. The Trust shall bear the risk that (i) the recipient of Securities may fail to make payment, return such Securities or hold such Securities or the proceeds of their sale in trust for the Trust, and (ii) that the recipient of payment for Securities may fail to deliver the Securities (such failure to include, without limitation, delivery of forged or stolen Securities) or to return such payment, in each case whether such failure is total or partial or merely a failure to perform on a timely basis. The Custodian shall not be liable to the Trust for any loss resulting from any of the foregoing events.

      (c) Reversals. In certain circumstances, deliveries of securities may be reversed. Accordingly, credits of securities to the Trust's Securities Account are provisional and subject to reversal if, in accordance with relevant local law and practice, the delivery of the security giving rise to the credit is reversed.

      (d) Force Majeure. Subject to the provision of Section 9 hereof regarding the Custodian's general standard of care, neither party hereto shall be liable for any action taken, or any failure to take any action required to be taken hereunder or otherwise to fulfill its obligations hereunder (including without limitation the failure to receive or deliver securities or the failure to receive or make any payment) in the event and to the extent that the taking of such action or such failure is beyond the control of and without negligence by the party chargeable with the action or failure and arises out of or is caused by war, insurrection, riot, civil commotion, act of God, accident, fire, water damage, explosion, mechanical breakdown, computer or system failure or other failure of equipment, or malfunctioning of any communications media for whatever reason, interruption (whether partial or total) of power supplies or other utility or service, strike or other stoppage (whether partial or total) of labor, any law, decree, regulation or order of any government or governmental body (including any court or tribunal), or any other cause (whether similar or dissimilar to any of the foregoing) whatsoever beyond its reasonable control.

      (e) Trust's Reporting Obligations. The Trust shall be solely responsible for compliance with any notification or other requirement of any jurisdiction relating to or affecting the Trust's beneficial ownership of the Securities, and the Custodian assumes no liability for noncompliance with such requirements.

      (f) NO Investment Advice. Neither the Custodian nor any Subcustodian or Morgan Affiliate is under any duty to provide the Trust with investment advice or to supervise its investments.

      (g) Fraudulent Securities. The Custodian shall have no liability for losses incurred by the Trust or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid Securities (or Securities which are otherwise not freely transferable or deliverable without encumbrance in any relevant market).

11.   USE OF MORGAN AFFILIATES.

      (a) Executing orders. The Custodian will, in its sole discretion and if permitted by applicable law, accept orders from the Trust for the purchase of sale of Securities and either execute such orders itself or by means of Morgan Affiliates or brokers or other financial organizations of its choice, subject to the fees and commissions in effect from time to time. The Custodian will not be responsible for an act or omission, or for the solvency, of any broker or other financial organization so selected to effect any transaction for the account of the Trust. When instructed to buy or sell Securities for which the Custodian or a Morgan Affiliate acts as dealer, the Custodian will buy or sell such Securities from or to either itself, as principal, or such Morgan Affiliate.

      (b) Disclosure to Morgan Affiliates. The Custodian may only disclose to J.P. Morgan Securities ("JPMS") details with respect to the Funds' Securities and transactions hereunder and then only to the extent necessary to carry out Fund and Trust transactions with JPMS.

      (c) Sub-Contracting. The Trust hereby agrees that the Custodian may arrange with any Morgan Affiliate to act as a Subcustodian and/or perform on behalf of the Custodian any act required to be performed by the Custodian hereunder.

12. FEES. The Trust agrees to pay the Custodian as compensation for the services provided hereunder a fee computed at rates determined by the Custodian from time to time and communicated to the Trust in Writing in advance (as well as all reasonable out-of-pocket assessments, charges and expenses not resulting from custodian's breach of Section 9). The Custodian is authorized to charge the appropriate Fund's Cash Account for such fees. Attached as Appendix B is the current Schedule of Fees for the Funds' accounts.

13. PLEDGE; RIGHT OF SET-OFF. To the extent permitted by applicable law, including without limitation the Investment Company Act, the Trust hereby (i) pledges to the Custodian as security for the payment of the fees and other amounts referred to in Section 12 as well as any other obligation or liability of any kind which the Trust may have to the Custodian in connection with this Agreement, all Cash from time to time in the Cash Account and all Securities held by the Custodian or a Securities Depository and hereby grants to the Custodian a lien and security interest in such Cash and Securities and (ii) grants to the Custodian a lien and security interest in such Cash and Securities and (ii) grants to the Custodian a right to set off its obligations to deliver such Cash and Securities to the Trust against any obligation or liability of any kind which the Trust may have to the Custodian.

14.   INDEMNIFICATION BY THE TRUST.

      (a) The Trust agrees to indemnify and hold harmless the Custodian and its nominees (each an "Indemnitee") from all taxes, charges, expenses, assessments, claims and liabilities (including legal fees and expenses) reasonably and actually incurred by an Indemnitee in connection with the good-faith performance of this Agreement, except such as may arise from any negligent action, negligent failure to act, willful misconduct, or misfeasance and so long as (i) the Indemnitee reasonably believed that the conduct associated with its demand for indemnification hereunder was at least not opposed to the best interests of the Trust and the Funds and (ii) the Indemnitee shall not have been adjudged to be liable on the basis of improper personal benefit, in the performance of the Indemnitee's duty to the Trust and the Funds. The Trust shall not be liable to an Indemnitee hereunder for expenses incurred in defending, amounts paid in settling, or otherwise disposing of a threatened or pending action indemnifiable hereunder, with or without court approval, without approval by a majority vote of a quorum of the Board of Trustees; provided, however, that if the Board of Trustees does not approve payment of these expenses, the Trust will accept tender of the defense from the Indemnitee. The Custodian shall be entitled to rely, and may act, on advice of counsel (who may be counsel for the Trust and/or the Funds) on all matters and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

      (b) The Custodian agrees that any obligations of the Trust and any Fund arising hereunder shall be limited to the assets of the appropriate Fund, and that the Custodian shall not seek satisfaction of any such obligation from the shareholders of any other Fund nor from any Trustee, officer, employee, or agent of the Trust.

15.   TERMINATION.

      This Agreement may be terminated by the Custodian or the Trust following receipt by the other party of 60 days' prior written notice thereof; provided, that such termination may be immediate if the other party shall be in breach of its obligations hereunder of shall become the subject of bankruptcy, insolvency, reorganization, receivership or other similar proceedings. If notice of termination is given by the Custodian, Authorized Persons shall, within 60 days following receipt of such notice, specify in writing the names of the persons to whom all Securities and Cash shall be delivered or paid. In such case, the Custodian, subject to the satisfaction of amounts owed to it pursuant to Section 12 hereof, will deliver such Securities and Cash to the persons so specified. If within 60 days following the receipt of a notice of termination by the Custodian, the Custodian does not receive from the Trust the names of the persons to whom such Securities and Cash shall be delivered, the Custodian, at its election, may deliver such Securities and Cash to a bank or a trust company doing business in the State of California. Securities or Cash so delivered shall be held and disposed of pursuant to the provisions of this Agreement or Authorized Instructions or may be continued to be held until the names of such persons are delivered to the Custodian. If notice of termination is given by the Trust, the Custodian, subject to the payment of all amounts owed to it pursuant to Section 12 hereof, will deliver such Securities and Cash to the persons specified in Authorized Instructions. The indemnity provisions of this Agreement and the provisions limiting the liabilities of the Custodian shall survive the termination of this Agreement.

16.   NOTICES.

      Except as otherwise specified herein, any notice or other communication to the Custodian is to be addressed to it at: 60 Wall Street, New York, N.Y. 10260-0060 or to such other address as may be specified by the Custodian to the Trust in writing from time to time. Any notice or other communication to the Trust is to be addressed to The Money Market Portfolio, c/o Franklin Resources, Inc., Attn: Trust Manager, 777 Mariners Island Boulevard, San Mateo, CA 94494-1585 or to such other address as may be specified by the Trust to the Custodian in Authorized Instructions from time to time. Unless otherwise specified herein, notices shall be effective when received.

17.   AMENDMENTS AND WAIVER.

      Any provision of this Agreement (including the Appendix hereto) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Trust and the custodian; provided, however, that (i) the Custodian may from time to time delete the name of any Securities Depository from Appendix A without notice to or consent by the Trust and (ii) the Custodian may from time to time add the name of any securities depository or clearing system to Appendix A if it notifies the Trust by first class mail of such addition and does not receive in writing an objection to such addition within 30 days after the date such notice is mailed.

18.   SUCCESSORS AND ASSIGNS; GOVERNING THE LAW.

      This Agreement shall bind the successors and assigns of the Custodian and the Trust and shall be governed by and construed in accordance with the law of the State of New York. Except as otherwise provided by the terms of this Agreement, neither the Custodian nor the Trust may assign any of its rights or obligations under this Agreement without the prior written consent of the other party.

19.   HEADINGS.

      The section headings used herein are for information only and shall not affect the interpretation of any provision of this Agreement.

20.  INTEGRATION.

      This Agreement constitutes the entire agreement between the parties hereto and supersedes any and all prior agreements and understanding, oral or written, relating to the subject matter hereof.

21.   ATTORNEYS' FEES.

      If any lawsuit or other action or proceeding relating to this Agreement is brought by a party hereto against the other party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (including allocated costs and disbursements of in-house counsel), in addition to any other relief to which the prevailing party may be entitled.

22.  FURTHER ASSURANCES.

      Each party hereto shall furnish to the other party hereto such instruments and other documents as such other party may reasonably request for the purpose of carrying out or evidencing the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.




Morgan Guaranty Trust Company            The Money Market Portfolios
         of New York

/s/ James C. Wangsness, Jr               /s/ Charles B. Johnson
By: James C. Wangsness, Jr               BY: Charles B. Johnson


Title: vice President                    Title: President





Appendix A


Depository*


The Depository Trust Co.


The Participants Trust Co.


* In addition to the central bank , if applicable

APPENDIX B

J.P. MORGAN Fee Schedule:

1.  Custody Transactions (per item) [1,2]
     FRB                                         $    8.00
     DTC                                             12.00
     PTC                                             15.00
     Physical                                        35.00

2.  Issue Position (per issue/ year)
     Depository                                  $   35.00
     Physical                                       115.00
3.  Amortizations (per item)
     Depository                                  $   10.00
     Physical                                        15.00

4.  Custody Reporting/ Instructions (per fund)
     MORCOM/Securities                           $1,000.00

5.  Cash Reporting/Instructions (per account)
     MORCOM Same Day                             $3,000.00
           or
     MORCOM Next Day (1st fund)                   2,760.00
     & each additional fund                       1,680.00

5.  Wires (per item)
     -Outgoing FED (straight through)            $    4.80
     -Outgoing FED (repair)                          13.25
     -Outgoing FED (phoned into Mon. Transfer)       45.00
     -Incoming FED/CHIPS (straight through)           5.90
     -Incoming Phone                                 35.75
     -Book Transfer                                   2.50
     -Zero Balance Transfer                           2.00

5.  Funds Management Rates
     Nassau Sweep                               Fed Funds - 50 BP
     Sweep to Repo                              Fed Funds - 75 BP

6.  Overnight Overdraft Rate                    Fed Funds + 95 BP
     (based on credit quality; subject to change)